Exhibit 99.1

Astra Looks to Expand Launch Capacity with SaxaVord UK Spaceport

SaxaVord UK Spaceport expected to accelerate Astra’s launch cadence in 2023

ALAMEDA, CA – May 10, 2022. Astra Space, Inc. (“Astra”) (Nasdaq: ASTR) and SaxaVord UK Spaceport today announced that they are partnering to increase access to space, by providing dedicated orbital launch services to a growing satellite market. Subject to the entry of definitive agreements and regulatory approvals, rocket launches are expected to begin in 2023.

“This agreement between SaxaVord Spaceport and Astra is great news for Shetland and represents another step towards our shared ambition of bringing vertical launch satellite capability to Scotland,” said Ivan McKee, Scottish Minister for Business, Trade, Tourism and Enterprise. “Companies like this are vital to achieving the aims of our National Strategy for Economic Transformation that will support a nation of entrepreneurs and innovators in areas like small satellite technology and Scotland’s growing space industry.”

With its flexible, mobile approach, Astra can transport and connect a fully functional launch system to a simple concrete pad for launches. SaxaVord UK Spaceport would expand Astra's capacity at key inclinations. Together, they are expected to accelerate access to space for customers launching in the UK.

“Astra is an agile, fast-moving company on pace to establish a successful track record,” said Robin Huber, Director of Business Development at SaxaVord UK Spaceport. “We look forward to working with their team to build new launch capabilities in the UK. Their mission to improve life on Earth from space is closely aligned with our own values, and we believe that this exciting new relationship will develop into a strong, lasting partnership.”

“The additional inclinations, flexibility and launch capacity that this partnership enables will allow us to meet the needs of Astra’s customers and align directly with SaxaVord UK Spaceport’s economic investment and environmental goals,” said Matt Ganser, Vice President of Business Operations at Astra. “We are excited to work with this partner to open another spaceport from which we would hope to meet the growing demand for dedicated launch out of the UK.”

“This new partnership between Astra and SaxaVord UK Spaceport is another great example of the strong interest from the international space community in operating from UK spaceports,” said Matt Archer, Director of Commercial Space at the UK Space Agency. “By attracting global partners and developing a home-grown launch industry, we can cater for the diverse needs of small satellite manufacturers and operators, while benefitting people and businesses across the UK. It is fantastic to welcome Astra into the UK’s thriving launch community.”

Learn more about expanded launch capacity at Astra’s inaugural Spacetech Day, which will be webcast live on the Company’s investor relations website at approximately 9 am PT, with a replay will be available following the event. Visit http://astra.com/spacetech-day-2022 to register.

About Astra

Astra’s mission is to improve life on Earth from space by creating a healthier and more connected planet. Today, Astra offers one of the lowest cost-per-launch dedicated orbital launch services of any operational launch provider in the world. Astra delivered its first commercial payload into earth orbit in 2021, making it the fastest company in history to reach this milestone, just five years after it was founded in 2016. Astra (NASDAQ: ASTR) was the first space launch company to be publicly traded on Nasdaq. Visit astra.com to learn more about Astra.

About SaxaVord UK Spaceport

SaxVord Spaceport (SaxaVord) is the UK’s first vertical satellite launch facility and ground station located at Lamba Ness in Unst, Shetland. Given Unst is the UK’s highest point of latitude, SaxaVord offers customers a geographic competitive advantage enabling unrivalled payloads per satellite, launch site operations, a network of ground stations and in-orbit data collection and analysis. SaxaVord has received endorsement from the UK Space Agency’s (UKSA) Spectre Report, formed industry-leading partnerships and has been chosen to host the UKSA’s UK Pathfinder launch, which will be delivered by Lockheed Martin and ABL Systems, in 2022.

SaxaVord has secured planning permission for the launch site, which will be designed for small rockets delivering payloads into low earth orbit.

Integral to the UK’s space economy ambitions, SaxaVord is building a highly skilled workforce, championing STEM education and supporting the economic regeneration of the Shetlands. Follow the journey of SaxaVord, from ground-breaking to launch, here.

Safe Harbor Statement

Certain statements made in this press release are “forward-looking statements”. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: (i) our failure to meet projected development and delivery targets, including as a result of the decisions of governmental authorities or other third parties not within our control; (ii) changes in applicable laws or regulations; (iii) the ability of the Astra to meet its financial and strategic goals, due to, among other things, competition; (iv) the ability of Astra to pursue a growth strategy and manage growth profitability; (v) the possibility that Astra may be adversely affected by other economic, business, and/or competitive factors; (vi) the effect of the COVID-19 pandemic on Astra, (vii) the inability to reach a definitive agreement with Saxavord UK Spaceport on terms that are acceptable to us or to obtain the appropriate regulatory approvals; and (viii) other risks and uncertainties described discussed from time to time in other reports and other public filings with the Securities and Exchange Commission, including our registration statements and quarterly reports.

Astra Media Contact:

Kati Dahm

kati@astra.com

SaxaVord Media Contact:

Paul Riddell